Exhibit 99.210

CalPX/Perot Systems Potential Joint Business Opportunities SERVCO June 16, 1999 Pasadena, CA Perot Systems Confidential

OBJECTIVE Explore establishment of a service bureau through a partnership between California Power Exchange (CalPX), Perot Systems Corporation (PSC) and other suitable entities that capitalizes on business knowledge, technology knowledge, name recognition and financial resources of its partners to provide full service and integrated trading, settlements and information clearinghouse services to energy markets worldwide.

Business Opportunities Energy trading and scheduling services Settlements services Information clearinghouse services Market design consulting, system development and system integration services

Trading/Scheduling Brokerage Services Energy, ancillary services and transmission rights trading and scheduling serivces Tagging services Futures and forwards products Trading across commodities Single interface for trading in all markets to the extent practicable Brokerage services for the non-initiated

Settlements Services Wholesale and retail settlements services for all energy commodities worldwide Specialized settlements services, e.g., predictive settlements, CFD settlements services Integrated settlements reporting services Integrated billing services "Universal" interface to other billing and banking systems

Information Clearinghouse Services Trading and scheduling data management, conditioning and distribution services Meter data management, conditioning and distribution services Settlements and billing data management, conditioning and distribution services Central data repository Electronic commerce based with appropriate search engines

Market Design Consulting, System Development & System Integration Services Market design consulting services System development services System integration services

Business Characteristics Low barrier to entry: allowing all wholesale and large retail energy customers to participate - both on the sell and buy sides Readily expandable to new markets as they evolve: horizontally (across regions/countries) and vertically (across markets and commodities) Readily set up optional exchanges even where new markets are not available

Next Steps Identify major challenges for each opportunity Develop commercial relationships Develop time line and the logistics Agree on "Go To Market" approach and plan

Major Challenges Regulatory - how do we overcome regulatory challenges? Financing - how will we finance the venture? Staffing - where do we find all the qualified folks - specially for brokerage services? Conflicts - what are the conflicts? Technology - can we transfer technologies from regulated to non-regulated side? what other technologies do we need to develop? Competition - what are our differentiators? do we need to partner with competitors?